NESR

June 12th, 2018

VIA E-MAIL

Ms. Melissa Cougle
2110 Millwood Drive
Houston, Texas, 77008
melissacougle@live.com

Dear Melissa:

On behalf of the Board of Directors, it is my pleasure to offer you the position of Chief Financial Officer of National Energy Services Reunited Corp ("NESR" or "Company"). NESR is an ambitious, fast-growing special purpose acquisition company, and I know your expertise and leadership will help us to accelerate our growth and success. We are looking forward to you joining the team at the earliest possible convenience.

Please take a moment to review the information below to ensure that you fully understand all aspects of this offer. This letter contains the entire understanding of the parties with respect to the terms and conditions of this offer of employment and supersedes any prior verbal or written communication. This offer may only be modified in a document signed by both the parties referring specifically to this offer.

In connection with your appointment, the Board of Directors approved the following compensation arrangements:

1) An annual base salary of $300,000, to be reviewed annually.

2) An annual target performance bonus set at 100% of your salary. Your performance bonus will be based on mutually agreed Key Performance Indicators to include EBITDA, integration, and compliance.

3) 200% equity in LTI with a mix RSU/PSU/SO s based on future stock appreciation.

4) Equity awards will be made upon approval by the Board of Directors..

In addition to the foregoing, your offer also includes participation in the Company's medical, dental, vision, life and disability plans as well as vacation benefits that will accrue as per company policy.

All payments are subject to withholding of such amounts, if any, relating to tax and other payroll deductions as the Company reasonably determines are required pursuant to any applicable law or regulations.

NESR

As an employee of NESR, you will become knowledgeable about trade secrets, confidential and/or proprietary information related to the operations, products and services of NESR and its clients ("Confidential Information"). To protect the interests of both NESR and its clients, you shall keep the Confidential Information in the strictest confidence. You will not disclose such information to anyone outside the Company without Company's prior written consent, nor will you make use of any Confidential Information for the benefit of anyone other than Company.

While you are employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

This letter does not constitute a contract of employment for any specific period of time, but will create an "employment at will" relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or NESR. Your signature at the end of this letter confirms that no promises or agreements that are contrary to an at will relationship have been committed to you during any of your pre-employment discussions with NESR, and that this letter contains our complete agreement regarding the terms and conditions of your employment.

You may confirm your acceptance of this offer by signing a copy of this offer letter and returning it to me at: sfoda@nesrco.com

We are excited to have you join us and look forward to working together to grow NESR into a leader in the oilfield service marketplace.

Sincerely,

June 17th, 2018

Sherif Foda,
Chief Executive Officer

Accepted:

By ______________________

Melissa Cougle

Date: 6/12/2018